Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 27, 2025 relating to the consolidated financial statements of DICK’S Sporting Goods, Inc. and subsidiaries and the effectiveness of DICK’S Sporting Goods, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of DICK’S Sporting Goods, Inc. and subsidiaries for the year ended February 1, 2025.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

September 8, 2025